Exhibit 99(a)


                                    MEDIA:
                                    Paul J. Leyden, SVP
                                    212-495-1041

                                    ANALYSTS:
                                    Nicholas Silitch, SVP
                                    212-495-1721


        THE BANK OF NEW YORK COMPANY PROPOSES MERGER WITH
                     MELLON BANK CORPORATION

           NEW YORK, April 22, 1998 - The Bank of New York Company, Inc. (NYSE: BK) announced today that it has submitted to the Board of Directors of Mellon Bank Corporation (NYSE: MEL) an offer to merge The Bank of New York Company and Mellon to form a company to be called The Mellon Bank of New York Company, Inc. In the proposed merger, which has been unanimously approved by The Bank of New York's Board of Directors, each outstanding Mellon share would be converted into 1.40 shares of The Bank of New York. Based on closing stock prices on April 21, 1998, this exchange ratio would give Mellon shareholders a value of approximately $90 per share, representing a premium of 28% over Mellon's current stock price. A copy of the letter setting forth The Bank of New York's offer is attached to this press release.

           The Bank of New York expects that the proposed merger will be accretive to earnings per share in 2000, based on, among other things, an estimated $800 million in annual pre-tax synergies ($700 million of cost reductions and $100 million of revenue enhancements). The combined company's corporate headquarters would be in Pittsburgh and its business headquarters would be in New York. In its proposal, The Bank of New York has indicated that Frank V. Cahouet, Mellon's Chairman and CEO, would be Chairman of the combined company through year-end. Thomas A. Renyi, Chairman and CEO of The Bank of New York, would be CEO. In addition, Martin G. McGuinn, Mellon's CEO-elect, would be President and Christopher M. ("Kip") Condron, Mellon's President-elect, would become a Vice Chairman.

           Mr. Renyi said, "This is a unique combination between ideal partners. Our proposed combination makes compelling business sense and would be in the best interest of both banks and our respective shareholders, customers, employees and communities. We have great respect for Mellon's management and would like to stress that we are only interested in pursuing this transaction on a consensual basis."

           In connection with the offer, The Bank of New York announced that it has suspended its stock buyback program.

           The Bank of New York Company, Inc. is one of the largest bank holding companies in the United States with total assets of $59 billion as of March 31, 1998. The Company provides a complete range of banking and other financial services to businesses and individuals worldwide through its six basic businesses: Securities Servicing and Cash Processing; Corporate Banking; Asset Based Lending; Trust, Investment Management and Private Banking; Retail Banking; and Financial Market Services.

         [THE BANK OF NEW YORK COMPANY, INC. LETTERHEAD]



                             48 Wall Street, New York, N.Y. 10286



     THOMAS A. RENYI
        CHAIRMAN
AND CHIEF EXECUTIVE OFFICER
                                                    April 22, 1998





Mr. Frank V. Cahouet
Chairman, President and Chief Executive Officer
Mellon Bank Corporation
One Mellon Bank Center
Pittsburgh, Pennsylvania  15258-0001




Dear Frank:

      As you are keenly aware, we have had numerous discussions in the last several years regarding a possible merger of equals transaction. Our inability to bring these discussions to completion has, I know, been disappointing for both of us. I remain totally convinced, as I believe you do, that a combination of our two companies would make compelling business sense and would be in the best interest of both banks and our respective shareholders, customers, employees and communities. Accordingly, I called you on Monday of this week in order to arrange a meeting to discuss the details of a transaction, which I verbally outlined to you. Since you declined to meet with me, I thought it appropriate to follow up with this letter for consideration by your Board of Directors.

      We are formally submitting for consideration an offer to merge the two companies pursuant to which each outstanding share of Mellon Bank Corporation would be converted into 1.4 shares of The Bank of New York Company, Inc. This exchange ratio would give Mellon shareholders approximately $90 per share in Bank of New York stock, based on Bank of New York's closing market price yesterday. This represents a premium of 28% over Mellon's closing stock price yesterday and a premium of 34% over Mellon's average closing stock price over the last 30 trading days. The transaction would be accounted for as a pooling-of-interests and would be a tax-free exchange for Mellon shareholders.

      Not only would your shareholders gain a very substantial premium representing a large share of the value generated by the merger, but they will also have the opportunity to share in the stock appreciation of the resulting company, which I firmly believe will be the most dynamic major financial institution in the country and particularly well-placed to meet the challenges of the rapidly evolving global financial services marketplace. The synergies that would result from a combination of our two businesses are compelling. For example, as indicated in the attachment, the combined company would have the number one position in assets under custody ($5.5 trillion), would have the second largest amount of assets under management ($350 billion) among banks (including the number one position in mutual fund assets), would have the highest ROA and ROE among the top 25 banks and would be the sixth largest U.S. bank measured by market capitalization.

      We would add a number of current Mellon directors to our Board of Directors so that Mellon would have substantial representation on the combined company's board. I hope that you would be willing to be Chairman of the Board through the end of 1998. As Chief Executive Officer of the combined company, I would call on the enormous strengths of senior management of both companies going forward. In particular, I would want Martin G. McGuinn to serve as President and Director of the combined company and, among his other responsibilities, head up the consumer and corporate banking areas (as well as certain staff functions), and Christopher M. Condron to be a Vice Chairman and Director of the combined company and chief executive of the asset management, private banking and personal trust businesses. We would, of course, honor all existing employment and severance agreements and would enter into appropriate employment and incentive compensation arrangements to provide key management an important stake in the success of the combined company.

      The holding company headquarters would be in Pittsburgh and the business headquarters would be in New York, with Board meetings divided between the two cities. The combined company would be named The Mellon Bank of New York Company, Inc.

      We know that Mellon has a strong tradition of charitable commitment to the Pittsburgh community and the other communities you serve. We will maintain and expand that tradition and will establish a charitable foundation to support our commitment.

      We are committed to undertake substantial steps to minimize the impact on employees of either company. In fact, given the strength and breadth of the combined company, we believe the merger will create new opportunities for employees.

      I am sure you and your Board of Directors will give this offer, which has been authorized by The Bank of New York Company Board of Directors, careful consideration. I would be happy to meet with you or your Board to discuss our offer and to answer any questions you may have.

      In view of the significance of our offer to both companies and their shareholders, we intend to publicly announce this offer later this morning. I wish to assure you, however, that we are only interested in pursuing this transaction on a consensual basis.

      Our merger offer is, of course, subject to execution of mutually acceptable definitive agreements. Consummation of the merger would be subject to receipt of shareholder approvals and customary regulatory approvals, which we are confident would be obtained promptly.

      I look forward to hearing from you.

                                  Sincerely,



                                  /s/ Thomas A. Renyi


Enclosures

cc:  Members of the Board of Directors

Leadership - The Premier Securities Servicing Firm
=================================================================


Business                       Rank   Summary Profile(a)
--------                       ----   ------------------

American Depositary Receipts    #1    60% of ADR programs

Total Custody Receipts          #1    $5.5 trillion

Corporate Trust                 #1    60,000 trusteeships

Stock Transfer(b)               #1    25.6 million shareholder
                                      accounts

Government Securities
Clearance                       #1    50% + market share


(a) Mellon numbers obtained from analyst presentations and SEC filings.

(b) Includes Chase Mellon Shareholder Services numbers obtained from industry survey.


THE BANK OF NEW YORK COMPANY, INC.-------------------------------

Leadership - Trust and Investment Management
=================================================================


   -  Pre-eminent in the asset management business ...

      -  Over $350 billion in assets under management

      -  #2 ranked bank asset manager

   -  ...with diversified products serving all key segments...

      - Institutional - $186 billion in institutional assets under management

      -  High net worth - $58 billion in private asset management

      -  Retail - $108 billion in managed mutual fund assets


THE BANK OF NEW YORK COMPANY, INC.-------------------------------

=================================================================


   ... and in a league of its own versus commercial banks


Bank Assets Under Management(a)
----------------------------

   [Bar graph indicating:

     State Street        $390
     BK/MEL               350
     Bankers Trust        320
     Citigroup            262
     BankAmerica          172]


Bank Mutual Fund Assets(b)
--------------------------

   [Bar graph indicating:

     BK/MEL              $108.0
     BankAmerica           50.4
     Banc One              39.0
     PNC                   37.6
     Chase                 33.2]


*    Dollars in billions.

(a) Source: Institutional Investor. Data as of December 31, 1996 adjusted to reflect more recent information if available.

(b) Source: American Banker, data as of December 31, 1997. Pro forma for pending acquisitions.


THE BANK OF NEW YORK COMPANY, INC.-------------------------------

Leadership - Cash Processing Businesses
=================================================================


   -  #3 in Funds Transfer/U.S. Dollar Clearance

      - 100,000+ transactions daily with average dollar volume of $420 billion

   -  Top 5 in Cash Management

      -  Top ranked service levels

   -  Leader in Trade Finance

      -  Technology driven products

         -  Image processing

         -  Direct linkages to our customers


THE BANK OF NEW YORK COMPANY, INC.-------------------------------

Leadership - Financial Market Services
=================================================================


   - Leading force in foreign exchange, FX derivatives and interest rate swap products with 1997 revenues of over $243 million

      - Through Susquehanna joint venture, leading provider of FX and interest rate derivative products

      -  Customer-driven trade flow

   - Cross-selling opportunities with over $5.5 trillion in assets under custody and $350 billion in assets under management

   -  Broad institutional and corporate customer base


THE BANK OF NEW YORK COMPANY, INC.-------------------------------

Leadership - Corporate Banking
=================================================================


   -  Opportunity to optimize Mellon's corporate banking business

      - Cross-sell securities servicing; cash processing and asset management businesses


   - Leveraging Bank of New York traditional relationship management focus


   - Increasing syndication emphasis - #4 in total number of deals underwritten as agent or co-agent in 1997


*    Mellon numbers obtained from 1997 Annual Report and December
     31, 1997 Gold Sheet data.


THE BANK OF NEW YORK COMPANY, INC.-------------------------------

Leadership - Commercial Finance/Leasing
=================================================================


   -  Major presence in factoring and other asset based lending

      -  #2 in U.S./#1 in Canada and the U.K.

      -  $3.4 billion in loans

      - $30 billion in factored receivables volume from diversified customer base

   -  Substantial international expansion opportunities

      -  Strong earnings growth over last five years

   -  Among largest bank owned leasing companies

      -  $4.6 billion in lease receivables

      -  Focus on small- and mid-sized leases


*    Mellon numbers obtained from 1997 Annual Report.


THE BANK OF NEW YORK COMPANY, INC.-------------------------------

Leadership - Retail Banking with Attractive Demographics
=================================================================


   - Diversified, efficient delivery system with 677 full-service branches and 110 supermarket branches

   - Market leader in Pittsburgh, Philadelphia and New York City suburbs

   -  Focused high net worth retail efforts

      - Distribution platform in six of the seven wealthiest states in the U.S.

   - Mellon retail and high net worth strengths transferable to Bank of New York franchise


THE BANK OF NEW YORK COMPANY, INC.-------------------------------